SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)




                  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (AMENDMENT NO. 2)





                      MARTHA STEWART LIVING OMNIMEDIA, INC.
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                                (Name of Issuer)


                      CLASS A COMMON STOCK, PAR VALUE $0.01
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                         (Title of Class of Securities)


                                    573083102
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
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                  (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |X|      Rule 13d-1(d)

                                  SCHEDULE 13G
-----------------------------                            ----------------------
    CUSIP NO. 573083102                                        Page 2 of 8
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   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                    Martha Stewart

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   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  |_|
                                                                       (b)  |_|

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   3          SEC USE ONLY

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   4          CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
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               5   SOLE VOTING POWER
                   42,600 Shares of Class A Common Stock

  NUMBER OF   -----------------------------------------------------------------
               6   SHARED VOTING POWER
   SHARES          33,633,375 Shares of Class A Common Stock

BENEFICIALLY  -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    OWNED          42,600 Shares of Class A Common Stock

   BY EACH    -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
  REPORTING        33,633,375 Shares of Class A Common Stock

 PERSON WITH
-------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          33,675,975 Shares of Class A Common Stock (1)
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                     |_|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    69.1% (2)
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON
                    IN
-------------------------------------------------------------------------------
-----------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) At December 31, 2001, includes 33,619,375 shares of Class B Common Stock, par value $0.01 ("Class B Common Stock"), of Martha Stewart Living Omnimedia, Inc., which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock, par value $0.01 ("Class A Common Stock"), of Martha Stewart Living Omnimedia, Inc. and 37,500 shares of Class A Common Stock, which are subject to options exercisable within 60 days of December 31, 2001, and excludes 112,500 shares of Class A Common Stock, which are subject to options not exercisable within 60 days of December 31, 2001.

(2) Assuming conversion of the shares of Class B Common Stock, and exercise of the options exercisable within 60 days of December 31, 2001, included in the response to Item 9.

                                  SCHEDULE 13G
-----------------------------                            ----------------------
    CUSIP NO. 573083102                                        Page 3 of 8
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-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                    The Martha Stewart Family Limited Partnership
                    IRS ID No. 06-1477498

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  |_|
                                                                  (b)  |_|
-------------------------------------------------------------------------------
   3          SEC USE ONLY

-------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Connecticut
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   0 Shares of Class A Common Stock

  NUMBER OF   -----------------------------------------------------------------
               6   SHARED VOTING POWER
   SHARES          33,633,375 Shares of Class A Common Stock

BENEFICIALLY  -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    OWNED          0 Shares of Class A Common Stock

   BY EACH    -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
  REPORTING        33,633,375 Shares of Class A Common Stock

 PERSON WITH
-------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         33,633,375 Shares of Class A Common Stock (1)
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                     |_|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    69.0%(2)
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON
                    PN
-------------------------------------------------------------------------------

---------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) At December 31, 2001, includes 33,619,375 shares of Class B Common Stock, par value $0.01 ("Class B Common Stock"), of Martha Stewart Living Omnimedia, Inc., which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock, par value $0.01, of Martha Stewart Living Omnimedia, Inc.

(2) Assuming conversion of the shares of Class B Common Stock included in the response to Item 9.

                                  SCHEDULE 13G
-----------------------------                            ----------------------
    CUSIP NO. 573083102                                        Page 4 of 8
-----------------------------                            ----------------------

ITEM 1(A):  NAME OF ISSUER:

            Martha Stewart Living Omnimedia, Inc. (the "Company")


ITEM 1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            11 West 42nd Street
            New York, New York  10036


ITEM 2(A):  NAME OF PERSON FILING:

            This Statement is filed by and on behalf of Martha Stewart and the Martha Stewart Family Limited Partnership ("MSFLP").

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


            11 West 42nd Street
            New York, New York  10036

ITEM 2(C):  CITIZENSHIP:

            Martha Stewart is a United States citizen. MSFLP is a limited partnership organized under the laws of the State of Connecticut.


ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

            Class A Common Stock, par value $0.01 (the "Class A Common Stock").


ITEM 1(E):  CUSIP NUMBER:

            573083102

                                  SCHEDULE 13G
-----------------------------                            ----------------------
    CUSIP NO. 573083102                                        Page 5 of 8
-----------------------------                            ----------------------


ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)   |_| Broker or dealer registered under Section 15 of the
                      Exchange Act.
            (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c)   |_| Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.
            (d)   |_| Investment company registered under Section 8 of the
                      Investment Company Act.
            (e)   |_| An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);
            (f)   |_| An employee benefit plan or
                      endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g)   |_| A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G);
            (h)   |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
            (i)   |_| A church plan that is excluded from the definition of
                      an investment company under Section 3(c)(14) of the Investment Company Act;
            (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4:     OWNERSHIP.

            (a)   Amount Beneficially Owned at December 31, 2001:

                  MARTHA STEWART: 33,675,975 shares of Common Stock (including
                        33,619,375 shares of Class B Common Stock, par value $0.01 ("Class B Common Stock"), of the Company, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock, and 37,500 shares of Class A Common Stock, which are subject to options exercisable within 60 days of December 31, 2001, and excluding 112,500 shares of Class A Common Stock which are subject to options not exercisable within 60 days of December 31, 2001).

                  MSFLP: 33,633,375 shares of Class A Common Stock (including
                        33,619,375 shares of Class B Common Stock, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock).

            (b)   Percent of Class at December 31, 2001:

                  MARTHA STEWART: 69.1% (assuming conversion of all Class B
                        Common Stock, and exercise of all options exercisable within 60 days of December 31, 2001, set forth in Item 4(a), and based on an aggregate of 48,721,083 shares of Class A and Class B Common Stock outstanding (as of December 31, 2001, based on information supplied by the Company) and assuming exercise of options on

                                  SCHEDULE 13G
-----------------------------                            ----------------------
    CUSIP NO. 573083102                                        Page 6 of 8
-----------------------------                            ----------------------


                        37,500 shares of Class A Common Stock exercisable within 60 days of December 31, 2001 by Martha Stewart).

                  MSFLP:69.0% (assuming conversion of all Class B Common Stock set forth in Item 4(a), and based on an aggregate of 48,721,083 shares of Class A and Class B Common Stock outstanding (as of December 31, 2001, based on information supplied by the Company).

            (c) Number of shares as to which such persons have at December 31, 2001:

                  (i)   Sole power to vote or to direct the vote:

                        MARTHA STEWART: 42,600 shares of Class A Common Stock.

                        MSFLP: 0 shares of Class A Common Stock.

                  (ii)  Shared power to vote or to direct the vote:

                        MARTHA STEWART: 33,633,375 shares of Class A Common
                              Stock (as set forth in Item 4(a)-(b) above, and includes 33,619,375 shares of Class B Common Stock held by MSFLP, of which she is general partner).

                        MSFLP: 33,633,375 shares of Class A Common Stock (as set
                               forth in Item 4(a)-(b) above).

                  (iii) Sole power to dispose or to direct the disposition of:

                        MARTHA STEWART: 42,600 shares of Class A Common Stock

                        MSFLP: 0 shares of Class A Common Stock

                  (iv)  Shared power to dispose or to direct the disposition of:

                        MARTHA STEWART: 33,633,375 shares of Class A Common
                              Stock (as set forth in Item 4(a)-(b) above, and includes 33,619,375 shares of Class B Common Stock held by MSFLP, of which she is general partner).

                        MSFLP: 33,633,375 shares of Class A Common Stock (as set
                               forth in Item 4(a)-(b) above).

                                  SCHEDULE 13G
-----------------------------                            ----------------------
    CUSIP NO. 573083102                                        Page 7 of 8
-----------------------------                            ----------------------


ITEM 5:     OWNER OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.


ITEM 6:     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.


ITEM 8:     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.


ITEM 9:     NOTICE OF DISSOLUTION OF A GROUP.

            Not applicable.


ITEM 10:    CERTIFICATION.

            Not applicable.

                                  SCHEDULE 13G
-----------------------------                            ----------------------
    CUSIP NO. 573083102                                        Page 8 of 8
-----------------------------                            ----------------------


                                   SIGNATURES


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002


                                             /s/ Martha Stewart
                                           -------------------------------------
                                                      Martha Stewart



                                           THE MARTHA STEWART FAMILY
                                            LIMITED PARTNERSHIP


                                           By: /s/ Martha Stewart
                                              --------------------------------
                                               Name:   Martha Stewart
                                               Title:  General Partner